Exhibit 99.1

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: info@newenergysystemsgroup.com

New Energy Systems Group Completes Previously Announced Acquisition
of Shenzhen NewPower Technology Co., Ltd.

New York and Shenzhen – January 13, 2010 – New Energy Systems Group (OTCBB: NEWN), a manufacturer and distributor of battery components in China, today announced that it has completed the previously announced acquisition of Shenzhen NewPower Technology Co., Ltd. (“NewPower”),  a China-based manufacturer of lithium ion batteries. New Energy Systems Group paid US$3.0 million in cash and 1.8 million shares of New Energy’s common stock. As of the original agreement, entered on December 15, 2009, the Company’s shares were trading at $6.42, resulting in a total purchase price at the time of US$14.7 million.

Mr. Fushun Li, Chief Executive Officer, commented, "We are pleased to have successfully completed the acquisition of NewPower, a rapidly growing manufacturer of lithium ion batteries for cell phones and other portable devices. The company has a very strong reputation in the industry for its advanced technology and high quality manufacturing capabilities. This acquisition is strategically important in that it completes the vertical integration of our business and allows us to manufacture batteries from start-to-finish, an important competitive advantage.  We also welcome the management and employees of NewPower to our organization, who bring a wealth of technical expertise and industry experience.”

Mr. Li continued, “We expect NewPower alone will contribute more than $27 million of revenue and over $2.5 million of net income for 2010.  In addition, the NewPower acquisition will enable us to capture additional margins and increase the profitability of our own finished battery distribution business.  Moreover, NewPower has sufficient capacity to more than double its current production with minimal capital expenditure requirements.  As a result, we expect to generate strong incremental margins as we ramp up production of our newly combined organizations.”

About Shenzhen NewPower Technology Co., Ltd.

Shenzhen NewPower Technology Co., Ltd. was founded in 2004 and is a rapidly growing manufacturer of lithium ion batteries for cell phones and other portable devices. The company's products range from low end cell phone batteries, to state-of-the art, high capacity batteries. The company has a longstanding reputation for its advanced technology and high quality manufacturing capabilities. For more details, please visit: http://shenzhennewpower.com/index.asp

About New Energy Systems Group

New Energy Systems Group is a leading manufacturer and distributor of lithium ion batteries.  The company assembles and distributes finished batteries through its sales network and channel partners.  The company also sells high-quality lithium-ion battery shell and cap products to major lithium-ion battery cell manufacturers in China. The company’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices.  Additional information about the company is available at www.newenergysystemsgroup.com.

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future results. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

# # #